Exhibit 10.1

PURCHASE AGREEMENT

This Agreement made and entered into this 11th day of August, 2004 by and between Mannatech™ Incorporated (“Buyer”), a Texas (USA) corporation with its principle place of business located at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Marinova Pty. Limited (“Seller”) with its principle place of business located at Level 7, 39 Murray Street, Hobart, TAS 7000 Australia, hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, Buyer develops and sells proprietary nutritional supplements and topical products through a network marketing system throughout the United States, Canada, Australia, New Zealand, the United Kingdom and Japan by distributors referred to as Independent Associates (“Associates”);

WHEREAS, Seller desires to sell the Products (as defined below) exclusively to Buyer within the Territory (as defined below) and during the Term (as defined below), and Buyer desires to be the exclusive Buyer of the Products within the Territory and during the Term of bioactive fractions from the brown seaweed, Undaria pinnatifida (“Product”);

WHEREAS, Seller has represented that it presently has the ability to harvest, manufacture, store and deliver the Product in the quantities as specified herein in Exhibit A and in accordance with the quality control and Product specifications that Buyer and Seller will agree upon, attached hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1	“Effective Date” means the date of authorization by the Board of Directors of Buyer.

1.2	“Product” means the bioactive fractions of Galacto Fucan Sulphate (GFS™) glyconutrient harvested, purified and packaged from Undaria pinnatifida with specifications agreed upon between the Seller and Buyer suitable for use in the proprietary nutritional supplements and topical products of Buyer.

1.3	“Primary Term” shall refer to the Term as set forth in Section 2.2, hereinbelow.

1.4	“Secondary Term” shall refer to a 365 day period commencing on, and on each anniversary of the Effective Date after the end of the Primary Term.

1.5	“Territory” means: worldwide

2.	Effective Date and Term.

2.1	Pre-Payment. Buyer to make a prepayment of four hundred and fifty thousand United States Dollars, ($450,000 U.S.D.), which shall be charged against the first year (2005) purchase requirement, in five (5) monthly payments of ninety thousand ($90,000 U.S.D. per month) commencing on August 15, 2004. In exchange for the Pre-Payment, Seller agrees as follows:

2.1.1	Inspection of Manufacturing and Storage Facilities. Buyer will send, and Seller agrees to permit Buyer’s designated representatives, to visit, inspect and approve during business hours the harvest, manufacture, storage any and all required facilities used to harvest, process, manufacture and/or store the Product.

2.1.2	Agreement on Specifications. The Seller and Buyer shall work together to develop the Product, the Product specifications and the quality control requirements for the Product, for use in Buyer’s proprietary nutritional supplement products, including without limitations: concentration, appearance, mouth feel, smell, texture, dissolution, availability as a nutritional effective amount of the one or more glyconutrients, microbiology, method of manufacture, stability, toxin levels (if any), and the like.

2.2	Term. The Term of this Agreement shall be for five (5) years (“Primary Term”), unless earlier terminated as set forth herein.

2.3	Renewal. Upon the expiration of the Primary Term specified in Section 2.2, this Agreement may be renewed for successive periods of one (1) year (“Secondary Term”), unless either Party gives written notice of non-renewal to the other Party at least sixty (60) days before the then-current expiration date, in which case this Agreement will terminate as of the end of the second month after the written notice of non-renewal was given.

2.4	Expansion of Territory. The expansion of the Territory to include other parts of the world may be negotiated between Seller and Buyer.

2.5	Effective Date of this Agreement. This Agreement shall become binding as to Buyer for execution, delivery and performance on the date of authorization of this Agreement by the Board of Directors of Buyer.

2.6	End of Term Notice. At least thirty (30) days prior to the end of the Term, Buyer and Seller will mutually agree in writing on the quantity and price of the Product to be sold by Seller and purchased by Buyer hereunder during such additional one-year period. At least sixty (60) days prior to the end of the Term, Seller and Buyer shall commence good faith negotiations to determine and agree upon such quantity and price for such additional one-year period. If Buyer and Seller are unable to so agree on such quantity and price, this Agreement shall terminate effective at the end of the then-current Term. Nothing contained in this Paragraph shall be deemed to: (i) obligate Buyer and Seller to agree upon such quantity and price; (ii) obligate a party to negotiate with the other party regarding such quantity and price if such other party is then in breach of or in default under this Agreement; or (iii) limit the rights of Buyer and Seller under Paragraph 13 hereof.

3.	Product.

3.1	Product. Seller shall sell Product to Buyer that shall meet or exceed the Product specifications agreed upon between the Parties and as shall be modified in writing from time to time by the Buyer.

3.2	Validation of Claims. Contemporaneously with such development of the Product, Seller shall provide to Buyer all required scientific data to substantiate product claims (if any). Seller and Buyer shall cooperate in all aspects as contemplated hereunder to ensure that the Product(s) comport with any and all regulatory guidelines in place by governmental authorities during the term of this Agreement.

3.3	Specifications.

3.3.1	Initial Specifications. As consideration for the Pre-payment, the Seller shall use its best efforts to develop a Product that meets the Buyer’s requirements for its proprietary nutritional supplements and topical products. Buyer agrees to work with the Seller on the initial Product specifications.

3.3.2	Product to Meet or Exceed Specifications. The Product shall meet or exceed the specifications as provided by Buyer to Seller, from time to time (the “Specifications”). Such Specifications to be provided to Buyer by Seller and may be amended by Buyer and Seller only by mutual written consent, from time to time, subject to variance within ranges of contents and other factors. From time to time, Buyer and Seller shall agree on updated specifications including particle size and packaging preferences. Upon agreement on the specifications, packaging and powder specifications shall be included in the price set forth in Exhibit A.

3.3.3	Specification Documentation. Seller shall also provide formulation documentation for those countries outside of the United States in which Buyer conducts business and sells the Product. Such documentation shall include, but is not necessarily limited to, raw material specifications, certificates of analysis, manufacturing processing (e.g., to determine whether specific raw materials are allowable), and amounts of ingredients (e.g., to determine whether the ingredient in the formulation is within upper and lower limits allowable in the specified country).

4.	Quality Control.

4.1	Quality Control Costs. Seller shall bear all responsibility for product and quality control, including, without limitation, costs, testing, written and electronic documentation and compliance with Product specifications and quality control requirements that Seller and Buyer will agree upon for all Products, and as shall be provided by Buyer to Seller from time to time.

4.2	Quality Control Representations. Seller represents and warrants that it has established procedures for the manufacture and supply of the Products. Seller agrees that all Products manufactured, packaged, labeled, supplied and delivered to Buyer (or its designee), will be manufactured in a professional, clean, safe and sanitary manner, in accordance with good manufacturing practices and the specifications established provided by Buyer to Seller from time to time.

4.3	Buyer Right to Inspect. Buyer has the right to inspect and test all Product as contemplated herein, to the extent practicable, at all places and times, including the period of manufacture, and in any event prior to acceptance thereof. Buyer shall perform inspections and tests for quality assurance in a manner that will not unduly delay the production of the Product.

4.4	Replacement of Nonconforming Product. Buyer may require repair, reformulation or replacement of nonconforming Product, those constituting, without limitation of the foregoing, unacceptable formulation(s), scientific validation, safety, efficacy, shelf life and nonconformity with applicable governmental regulations. Buyer reserves the right to run adequate tests to determine whether the Product conforms to the specifications as contemplated hereby. Use of a portion of the Product shall not constitute acceptance thereof.

4.5	Records and Audit. Appropriate records maintained by Seller with respect to the supply of Product shall be available at all reasonable times for inspection and verification by Buyer or any of its designated agents or representatives. Buyer reserves the right, at any time, to examine Seller’s books and records related to the Product at Buyer’s expense, and Seller shall cooperate with any person making such examination on behalf of Buyer.

5.	Orders, Price and Payment.

5.1	Minimums. The Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the minimums at the price set forth in Exhibit A (the “Purchase Price”) during each year of the Term. The Seller agrees to produce and sell such minimums to the Buyer. Unless otherwise provided herein, the Purchase Price does not include any foreign, federal, state or local sales, value added, use or other taxes, all of which shall be borne by Buyer.

5.2	Payment. Seller shall submit invoices to Buyer for the balance due on the Products when quantities of the Products are available for shipment to Buyer. Seller’s invoices are due on receipt (net 45) to be paid in United States Dollars (U.S.D.) to the bank account nominated by the Seller.

5.3	Supply Requirements. Buyer shall provide written supply requirements to Seller for each ensuing twelve (12) month period no later than July 1 of each year.

5.4	Price. The price per kilogram of 10% GFS shall be as set forth in Exhibit A. As set forth in Section 2.2, the price for 10% GFS for any Secondary Term shall be reviewed and subject to good faith negotiations upon termination of the Primary Term.

6.	Delivery & Shipment.

6.1	Delivery. Delivery dates and quantities of the Products shall be as set forth in Purchase Order(s), but at least quarterly. Seller shall provide Buyer with sufficient quantity for Seller’s batch processing, as acknowledged and approved by Seller. All quantities of the Products purchased by Buyer hereunder shall be shipped to the Point of Delivery as set forth in Exhibit A.

6.2	Seller Responsibilities. Seller shall be responsible for all shipping, delivery, transportation, insurance, brokerage, handling, import duty, export fees, any taxes, any governmental charges, regulatory fees, demurrage, and other costs that Seller may incur in delivering the Products to Buyer’s Dock from Seller’s place of manufacture or distribution center. Seller shall be responsible for all customs costs and proceedings at Seller’s sole expense.

6.3	Seller Supplies. Seller shall hold back sufficient stock of Product to ensure continuous supply to meet Buyer’s requirements.

6.4	Buyer Responsibilities. Risk of loss associated with the shipments shall pass to Buyer when Seller delivers the shipments to a commercial carrier, if any, at the Point of Delivery.

6.5	Transfer of Title. Title to Product shall not transfer to Buyer until the following conditions have been met: (1) the Product has cleared all customs, including without limitation, Australian and United States customs; (2) the Product is delivered to Buyer at the location set forth in Exhibit A; (3) the Product has been inspected by Buyer; (4) the entire lot of the Product meets or exceeds the agreed upon specifications; and (5) the entire lot of the Product has been approval by Buyer. Upon acceptance, Buyer shall be able to use or sell the Product without limitation.

6.6	Cancellation by Buyer. Upon written notice to Seller, Buyer may cancel any order, in whole or in part, that Seller has previously accepted but not yet shipped to Buyer.

7.	Exclusivity.

7.1	Buyer Exclusivity. Buyer shall have an exclusive for all GFS product ranges (all concentrations) provided the Minimums set forth in Section 5.1 are met. Seller shall not directly or indirectly develop, manufacture or market an “equivalent or derivative product” for any other multi-level marketing, direct-sales or similar company or any other form of retail distribution using the Product for a period of three (3) years, after the third year Buyer shall maintain exclusivity if Buyer purchases a minimum of 20,000 kilograms. For the purpose of this Agreement, “equivalent or derivative product” means any product formulated by Seller that substantially replicates the Product as to the combination of specific ingredients, nutrients, and functional features.

7.2	Seller Negotiations. Upon execution of this Agreement, Seller shall terminate any and all current dealings, business, negotiations and the like, with any and all other companies intending to market any other products containing GFS in the nutritional and dietary supplement fields and Buyer shall have an exclusive worldwide right to market the Product.

8.	Intellectual Property.

8.1	Marks. The Parties recognize that the name and/or respective marks of the other are valuable, valid and that all goodwill associated with use of such names and marks shall inure to the benefit of the respective mark owner, whether the mark is registered, pending or protected under common law or any equivalent thereof. Buyer shall have the right to terminate this Agreement immediately in the event that Seller acts in a manner which would negatively impact the reputation or goodwill of Buyer and/or of its name or marks (“Buyer Marks”) and/or would infringe or dilute the value of Buyer’s marks or which is not in compliance with applicable law in the United States or any other country in which Buyer conducts business as the case may be.

8.2	Seller Representations. Seller represents and warrants that the Product does not infringe the intellectual property of any third-party.

8.3	Seller Acquisition of Additional Rights. In the event that and thirty-party intellectual property is needed, Seller shall use best efforts to identify and secure any additional approvals or permissions required in connection with the production, manufacture, use or exploitation of the Product, at Seller’s sole expense.

8.4	Notice of Infringement by One or Both Parties. Each Party shall promptly notify the other of its knowledge of any potential claim of infringement, whether threatened or not, of any intellectual property, including, without limitation, patents, trademarks and copyrights, owned or under the control of a third party. Each Party has the right, but not the obligation, to take reasonable legal action necessary against such infringement of third party intellectual property related to the Product. Each Party agrees to render such reasonable assistance as the enforcing Party may request at the expense of the enforcing Party. Seller shall be solely responsible for all costs of defense for any claim of infringement, including without limitations, attorney’s fees, court costs, travel and related expenses, expert fees, and the like.

9.	Confidential Information.

9.1	Buyer’s Confidential Information. Seller recognizes and acknowledges that Buyer has invested and continues to invest in protecting Buyer’s Intellectual Property and the validity and enforceability thereof, which are valuable assets belonging to Buyer and as such are the sole property of Buyer (hereinafter referred to as “Buyer Confidential Information”). Prior to and during the performance of this Agreement, Seller may have or had access to certain Buyer Confidential Information. Seller shall not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Buyer or Buyer Confidential Information. Buyer Confidential Information, whether in written, electronic or other form includes but is not limited to: trade name(s), trademarks, copyrights, patents, patent applications, invention disclosures, research and development, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management/operations of Buyer; Buyer genealogies (being the information held by Buyer in connection with any current or former Associate of Buyer) related to its Associates including without limitation its relationship with each of its Associates, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to Seller, the names or practices of any of Buyer’s customers or Associates; Buyer’s marketing methods and related data; the names of Buyer’s vendors or suppliers; costs of materials; costs of its products generally, the prices Buyer obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Buyer’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Buyer; its manner of operation or other confidential data of any kind, nature or description and the like.

9.2	Use of Buyer’s Confidential Information. Seller shall only use Buyer Confidential Information in conjunction with this agreement and shall return copies of any written, electronic Buyer or other Confidential Information in Seller’s possession to Buyer forthwith upon written demand or upon termination of this Sale and License Agreement for whatever reason.

9.3	Notwithstanding anything to the contrary contained in this Agreement:

9.3.1	Seller shall have no obligation to maintain in confidence or return to Buyer any information: (i) that was known to Seller prior to its disclosure to Seller by Buyer or any of its current or former Associates and that did not become known to Seller through disclosure by a person who was then known actually by Seller to have obtained such information or made such disclosure in violation of any obligation to Buyer; (ii) that is now in or hereafter enters the public domain other than due to a breach by Seller of this section 10; (iii) that is disclosed to Seller by a third party who is not actually known by Seller to have obtained or disclosed such information in violation of any obligation to Buyer; or (iv) that is independently developed by Seller without the aid, application or use of any Buyer Confidential Information disclosed to Seller; and

9.3.2	Seller may make any disclosure of Buyer Confidential Information: (i) that is necessary or appropriate to make in order to carry out its obligations under any written agreement with Buyer; (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with Buyer; or (iii) that it is required to make by law by a court, tribunal or otherwise with competent and enforceable jurisdiction.

9.4	Confidentiality of Seller’s Agents, Consultants and Contractors. Seller agrees that all its consultants and contractors having access to Buyer Confidential Information, shall be subject to the same confidentiality obligations as the principals, it’s agents and assigns pursuant and shall enter into written secrecy agreements in support of such obligations. Insofar as this is not reasonably practicable, Supplier shall take all reasonable steps to ensure that any such agents, consultants and contractors are made aware of such confidentiality obligations. Seller shall be jointly and severably responsible for any and all breaches of confidentiality by any such consultants and contractors.

9.5	Seller’s Confidential Information. Buyer recognizes and acknowledges that Seller’s trade name(s), trademarks, copyrights, patents, marketing plans, product formulations, know-how, compounds, products, processes, designs, production methods and techniques and other proprietary product information and any information relating to the management/operations of Seller are valuable assets and confidential information belonging to Seller and as such are the sole property of Seller and may constitute trade secrets of Seller. Prior to and during the performance of this Agreement, Buyer may have or had access to certain confidential information pertaining to Seller. Buyer agrees that it will not at any time, during or after the performance of this Agreement, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Seller (hereinafter referred to as “Seller Confidential Information”). Seller Confidential Information includes but is not limited to: the names or practices of any of Seller’s customers; Seller’s marketing methods and related data; the names of Seller’s vendors or suppliers; costs of materials; costs of its products generally, the prices Seller obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in Seller’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of Seller; its manner of operation or other confidential data of any kind, nature or description.

9.6	Use of Seller’s Confidential Information. Buyer agrees to use the Seller Confidential Information only for Seller business and return copies of any written Seller Confidential Information in its possession to Seller forthwith upon written demand and upon termination of this Agreement for whatever reason.

9.7	Notwithstanding anything to the contrary contained in this Agreement,

9.7.1	Buyer shall have no obligation to maintain in confidence or return to Seller any information: (i) that was known to Buyer prior to its disclosure to Buyer by Seller that did not become known to Buyer through disclosure by a person who was then known actually by Buyer to have obtained such information or made such disclosure in violation of any obligation to Seller; (ii) that is now in or hereafter enters the public domain other than due to a breach by Buyer of this section 10; (iii) that is disclosed to Buyer by a third party who is not actually known by Buyer to have obtained or disclosed such information in violation of any obligation to Seller; or (iv) that is independently developed by Buyer without the aid, application or use of any Seller Confidential information disclosed to Buyer; and

9.7.2	Buyer may make any disclosure of Seller Confidential Information: (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with Seller; (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with Seller; or (iii) that it is required by law to make.

10.	Indemnification.

10.1	SELLER HEREBY AGREES TO INDEMNIFY, SAVE AND HOLD BUYER HARMLESS IN RESPECT OF ALL CAUSES OF ACTION, LIABILITIES, COSTS, CHARGES AND EXPENSES, LOSS AND DAMAGE (INCLUDING CONSEQUENTIAL LOSS) SUFFERED OR INCURRED BY BUYER (INCLUDING LEGAL FEES) ARISING FROM ANY WILLFUL OR GROSSLY NEGLIGENT ACT OR OMISSION OF SELLER OR ITS EMPLOYEES, SERVANTS AND AGENTS AND ARISING FROM CONTRAVENTION BY SELLER OF ANY OF ITS EMPLOYEES, SERVANTS, AND AGENTS OF ANY OF THE TERMS AND CONDITIONS IMPOSED ON SELLER PURSUANT TO THIS AGREEMENT. THIS SECTION WILL NOT BE CONSTRUED TO LIMIT OR EXCLUDE ANY OTHER CLAIMS OR REMEDIES THAT BUYER MAY ASSERT UNDER THIS AGREEMENT OR BY LAW.

10.2	SELLER HEREBY AGREES TO INDEMNIFY, SAVE AND HOLD BUYER HARMLESS IN RESPECT OF ALL CAUSES OF ACTION, LIABILITIES, COSTS, CHARGES AND EXPENSES, LOSS AND DAMAGE (INCLUDING CONSEQUENTIAL LOSS) SUFFERED OR INCURRED BY BUYER (INCLUDING LEGAL FEES) ARISING FROM THE INFRINGEMENT OF ANY AND ALL THIRD PARTY INTELLECTUAL PROPERTY.

11.	Representations and Warranties.

The following representations and warranties are made by Seller and are true and correct and shall remain true and correct during the term of this Agreement and have been made to induce Buyer to enter into this Agreement.

11.1	Production. Seller warrants that the Products conform to the specifications, quality control and to be free from contaminants within standard limits for each of the Territories. If Buyer is asked to provide a warranty as to shelf-life, such warranty shall only be made upon successful testing as to shelf life and shall in any event not exceed a twelve (12) month period.

11.2	Organization. Each of Buyer and Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as to the United States or as to the region in which it does business and has full power and authority to carry on its business as now being conducted.

11.3	Seller Authorization and Agreement. The execution, delivery and performance of this Agreement by Seller and Buyer have been authorized by all necessary corporate action, except as required by Section 2.5. The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, any indenture, mortgage, note, agreement or other financing agreement to which Seller or Buyer is a party or to which the properties or rights of the Seller or Buyer are subject and will not be in violation of the rights of any other party

11.4	No Consent. No consent of any party and no consent, license, approval or authorization of, or exemption by, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to Seller and the consummation of the transactions contemplated hereby.

11.5	Insurance. The Seller warrants that it has in place the following insurances and that if requested by the Buyer, satisfactory and acceptable evidence of such policies will be provided. The Seller agrees to nominate the Buyer and its subsidiaries as interested parties on each of the relevant policies within 30 days if such request is made.

11.5.1	General and Public Liability. AUD$5,000,000 Combined Single Limit for Bodily Injury and Property Damage, including Product Liability applicable to Australia and New Zealand.

11.5.2	Auto Liability. AUD$30,000,000 Combined Single Limit for Bodily Injury and Property Damage. Policy shall include owned and blanket non-owned vehicles and hired coverage.

11.5.3	Worker’s Compensation. Seller shall have and keep at all times a full statutory policy.

11.5.4	Commercial Umbrella Liability. If requested, the Buyer will assist the Seller in obtaining other insurances as considered necessary, including Public and Product Liability coverage in countries other than Australia and New Zealand.

11.6	Validity and Enforceability. This Agreement is valid and enforceable against Seller and Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to any of the Parties.

11.7	No Breach. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the Articles of Incorporation or By-Laws of either the Buyer or Seller; (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which either Seller or Buyer is a party or by which it may be bound or by which any of the property or assets of either Seller or Buyer may be bound or materially affected; (iii) result in the creation of any lien, charge or encumbrance upon the assets or properties of either the Seller or Buyer as it relates to its business or the pending businesses of either Party; (iv) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon either Seller or Buyer or upon the property, assets or business of Seller or Buyer; or (v) constitute a violation by either Seller or Buyer of any law or regulation of any jurisdiction as such law or regulation relates to it or to the property or business of Seller or Buyer, as applicable.

11.8	Compliance with Laws. The business and operations of each Party and any of their other affiliates and subsidiaries, if any, have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. Neither Seller nor Buyer has received notice of, nor have any knowledge of or any reasonable grounds to know after due inquiry that its business and its operations have not been and are not conducted in violation of any Federal, state or local law, ordinance, regulations, or any other requirement of any governmental body, court or arbitrator applicable to either Party or pursuant to which either the Seller or Buyer conducts its business and operations. Both Parties have all permits, licenses, orders, authorizations or approvals of any Federal, state, local or foreign governmental or regulatory body to carry on its business in the places and in the manner now and heretofore conducted, and all such licenses, authorizations any permits are in full force and effect. Neither Party has received notice of nor has any knowledge of or any reasonable grounds to know after due inquiry that its business and operations have not and are not conducted in material violation of any such licenses, authorizations and permits, and no proceeding is pending or threatened to revoke or limit any such license, authorizations or permits.

11.9	Suppliers and Customers. Each Party hereby represents and warrants that its relationship with its suppliers and customers is generally good. No material customer or supplier has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate its relationship with either Party or has actually notified that it will decrease its services or supplies to either Party.

12.	Termination.

12.1	Termination by Seller. Seller will have just cause to terminate this Agreement immediately upon written notice to Buyer or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below:

12.1.1	Breach. Buyer or any of its employees (i) breaches any obligation under the terms of this Agreement or (ii) breaches any other obligation under this Agreement and fails to cure the breach within 90 days after Seller demands its cure in writing.

12.1.2	Normal Business. Buyer ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

12.2	Termination by Buyer. Buyer will have just cause to terminate this Agreement immediately upon written notice to Seller or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement:

12.2.1	Failure to Agree on Specifications. This Agreement shall terminate immediately if the Buyer and Seller fail to agree to the specifications or quality control requirements for the Product, such agreement shall not be unreasonably withheld.

12.2.2	Breach. Seller or any of its employees breaches any obligation under this Agreement and fails to cure the breach to Buyer’s satisfaction within ninety (90) days after Buyer demands its cure in writing.

12.2.3	Normal Business. Seller ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

12.2.4	Failure to Meet Quality Control Standards. The Products fail to meet the Quality Control Standards provided by Buyer to Seller in the form of product specifications or as Buyer may provide to Seller from time to time. Seller shall have fifteen (15) days to cure any breach.

12.2.5	Illegality. If, in the Buyer’s sole discretion, continued use of the Product would result in harm to its consumers, give rise to a regulatory investigation or is otherwise determined to be illegal or unsafe for human consumption anywhere in the Territory.

12.2.6	Insolvency. The institution by Seller of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of its debts, including, without limitation, a reorganization, a compromise, an arrangement or assignment for the benefit of its creditors; the institution of such proceedings against the Seller and Seller has failed to resolve in its favor within twenty (20) calendar days after appropriate services of process.

12.2.7	General Assignment. The Seller makes a general assignment for the benefit of creditors, Seller’s dissolution or ceasing to do business in the normal course; Seller has a substantial part of its assets seized.

12.2.8	Fair Trade Practices. The Seller shall at all times comply with international fair trade practices. Buyer shall have the right to terminate this Agreement upon seven (7) days prior written notice to Seller or representative in the event that Seller, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: (i) engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; (ii) misrepresents or conceals anything in its background that could be detrimental to the value of Buyer’s goodwill, name, reputation or stock; (iii) engages in conduct contrary to the best interests of Buyer; (iv) engages in conduct that offends the sensitivities of a portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or (v) engages in any conduct, whether intentional or not, that may bring Buyer or its Associated into public disrepute.

12.2.9	Termination Due to Regulatory Requirements. Buyer may terminate this Agreement in the event that government regulatory requirements, state or federal, or Buyer’s specifications, including but not limited to quality assurance, good manufacturing practices and legality for sale, are not met regarding product and manufacturing, such determination at its sole discretion.

12.2.10	Termination for Failure to Meet Buyer’s Production Requirements. Buyer may terminate this Agreement if Seller is unable to meet the Buyer’s minimum production requirements or if Seller is unable to meet the Buyer’s reasonable future requirements.

13.	Consequences of Termination.

13.1	Termination Obligations. Without waiving any rights or remedies a party may have hereunder, upon the expiration or termination of this Agreement, all rights granted to either party hereunder will immediately cease, and the parties will: (i) promptly comply with the termination obligations specified below; and (ii) otherwise cooperate with the other party to terminate relations in an orderly manner.

13.2	Payments. Buyer shall pay Seller all due and outstanding amounts owed up to the date of Termination. There shall be no liquidated, consequential or incidental damages or payments due of any kind.

14.	Notice.

Any notice or other communications between the Parties hereto shall be sufficiently given if sent by international delivery or by telecopy, if to Buyer addressed to it at 600 South Royal Lane, Suite 200 Coppell, Texas 75019, or if to Seller addressed to it at Level 7, 39 Murray Street, Hobart, TAS 7000 Australia or to other such addresses hereafter designated in writing by one party to the other. Such notice or other communications shall, if sent by telecopy, be deemed to be given upon receipt of the confirmation of its proper transmission and if outside the hours of 9:00 a.m. to 5:00 p.m. on any business day in the jurisdiction of the addressee, shall be deemed to be given at 9:00 a.m. on the next business day. Notices sent by international delivery shall be deemed to be received (3) days after the date of forwarding the same. For the purposes of this Agreement, “business day” shall refer to a day in which trading banks are open for business.

15.	Attorney’s Fees.

In the event any party hereto shall institute an action, including arbitration pursuant to Section 19 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys’ fees and costs.

16.	Severability.

Any portion of this Agreement which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

17.	Modification.

This Agreement and the Exhibits attached hereto may be revised from time to time and can be modified by mutual written agreement of the Parties.

18.	Waivers.

Any failure by any of the Parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party, but any such waiver will not be deemed a waiver of any other obligations, agreement or conditions contained herein.

19.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim: (i) neither party will initiate arbitration within the first thirty (30) days after the aggrieved party first notifies the other party of the controversy or claim; and (ii) during such thirty (30) day period, the chief executive officers of both parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either party will file the appropriate notice at the appropriate Regional Office of the AAA. The arbitration proceeding will take place during a period not exceeding three (3) days. The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each party and a third neutral arbitrator appointed by the AAA. Any communication between a party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing LIBOR rate. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

20.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

21.	Compliance.

Each party will comply with all laws relating to the performance of this Agreement including federal and state laws, rules and regulations and represents and warrants that execution of this Agreement and performance of its obligations under this Agreement does not and will not breach any other agreement to which it is or will be a party, including but not limited to any agreements with its customers or third-parties.

22.	No Agency.

Neither party shall purport or shall be deemed an agent, employee, partner, or joint venture with the other party.

23.	Governing Law.

The Parties hereto agree that this Agreement shall be enforced and governed by the laws of the State of Texas without regard to the conflicts of law principals. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

24.	Authority.

The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

25.	Assignment.

This Agreement and the rights hereunder may not be assigned by any party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding and inure to the benefit of the respective successors, assigns, and legal representatives of the Parties.

26.	Force Majeure.

Neither party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike or other labor stoppage or slowdown, flood, fire, explosion or accident, transportation stoppage, materials shortage, government law, order or regulation or energy allocation or shortage; in which case Buyer shall under no circumstances be relieved of the obligation to pay amounts then due to Seller. If delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, either party shall have the right, at its sole discretion, to terminate this Agreement, by giving notice to the other of its election to terminate. For the purposes of this Agreement, the term “force majeure” shall mean any event beyond the control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuation, expansion or new outbreak of any war or conflict now in effect), terrorist acts, export controls, embargoes, changes in government and governmental actions or decrees, including without limitations regulatory interventions, regulatory approvals and the like.

27.	Captions.

The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

28.	Incorporation of Recitals.

The recitals of this Agreement shall be construed and interpreted as comprising an essential portion of this Agreement.

29.	Schedules and Attachments.

The schedules and attachments attached to or to be attached to this Agreement shall form an integral part of the same.

30.	Non-Competition.

During the term of this Agreement, neither Seller, nor any of its sub-distributors, sales representatives, their agents, assigns, executives or anyone in privity therewith, shall serve as manufacturer, distributor, marketing or sales representative in connection with any product that is directly or indirectly competitive with the product or products that Buyer is distributing, promoting, or selling on behalf of Buyer without first obtaining Buyer’s written consent.

31.	Independent Judgment.

The Parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and conditions of this Agreement; (c) they have had the opportunity to seek legal counsel and advice; (d) they are of equal bargaining power; and (e) they have relied on their own judgment in entering into this Agreement, as such, none of the sections, paragraphs or clauses contained herein may be construed to the disadvantage of a party because that party was responsible for its preparation.

32.	Publicity of Agreement.

This Agreement is confidential. Neither party shall engage in any type of publicity in any way connected with this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld. However, approval to disclose is hereby given by both parties to the extent required for compliance with any governmental rule, regulation or other requirement. In the event of any disclosure, the publishing party shall furnish a copy of such disclosure to the other party.

33.	Entire Agreement.

Subject to the Buyer agreeing to product and quality control specifications, this Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the Parties, and there are no representations, warranties, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto. In the event of any inconsistency between the terms of the Purchase Order and this Agreement, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Mannatech™ Incorporated

By:	/s/ Sam Caster	Date:	August 11, 2004
Sam Caster

Its:	Chairman and Chief Executive Officer

Marinova Pty Limited

By:	/s/ Paul Garrott	Date:	August 12, 2004
Paul Garrott

Its:	Managing Director

EXHIBIT “A”

PRODUCT AMOUNT AND PRICE

I) Yearly Minimum Purchase Amount and Price, Primary Term:

For each of the first three years of this Agreement (2005, 2006, 2007) Buyer shall purchase 20,000 kilograms of 10% GFS product at the price set forth below (depending on the method of freight) for use in dietary supplements based on agreed upon specifications.

Alternatively, in each of the first three years (2005, 2006, 2007) the Buyer may purchase a combination of 10% to 75% GFS, the total monetary value of which will be at least equal to the monetary value of 20,000 kilos of 10% GFS.

The purchase price for 75% GFS shall be determined by mutual agreement between the Buyer and Seller for use in dietary supplements based on agreed upon specifications.

Year	Minimum Purchase Kilograms	USD Price per Kilogram Sea Freight (Point of Delivery: Los Angeles) (10% GFS)	USD Price per Kilogram Air Freight (Point of Delivery: Dallas) (10% GFS)
2005	20,000	$198.50	$200.50
2006	20,000	$176.00	$178.00
2007	20,000	$176.00	$178.00
2008	none	$176.00	$178.00
2009	none	$176.00	$178.00